Exhibit 99.4

Consent of Morgan Stanley & Co. LLC

We hereby consent to the use in the Amendment No. 1 to Registration Statement of Consolidated Communications Holdings, Inc. on Form S-4 and in the Joint Proxy Statement/Prospectus of Consolidated Communications Holdings, Inc. and FairPoint Communications, Inc., which is part of the Amendment No. 1 to Registration Statement, of our opinion dated December 3, 2016 appearing as Annex III to such Joint Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the headings “Summary — General — Opinion of Financial Advisor to Consolidated” and “The Merger — Opinion of Financial Advisor to Consolidated”.  In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LLC

	By:	/s/ Jon Yourkoski
Jon Yourkoski

New York, New York
Date: February 24, 2017